EXHIBIT 99.1

RESTRICTED STOCK GRANT NOTICE AND AGREEMENT

Polypore International, Inc. (the “Company”), pursuant to its 2007 Stock Incentive Plan (the “Plan”), hereby grants to Holder the number of shares of the Restricted Stock set forth below.  The Restricted Stock is subject to all of the terms and conditions as set forth herein, as well as the terms and conditions of the Plan, all of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Grant Notice and Agreement (this “Grant Notice”), the Plan shall govern and control.

Holder:

Date of Grant:

Number of Shares of Restricted Stock:

Vesting Commencement Date:

Vesting Schedule:

Termination of Service:	Section 6(d) of the Plan regarding termination of service is incorporated herein by reference and made a part hereof.

Additional Terms:
	•	The transfer restrictions described in Section 6(b) of the Plan are incorporated herein by reference and made a part hereof.

•

The Restricted Stock granted hereunder shall be registered in the Holder’s name on the books of the Company, but the certificates evidencing such Restricted Stock shall be retained by the Company while the Restricted Stock remains unvested, and for such additional time as the Committee determines appropriate.  Any certificates representing the vested Restricted Stock delivered to the Holder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions as the Committee deems appropriate.

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The Holder shall be the record owner of the shares of Restricted Stock until or unless such Restricted Stock is forfeited or repurchased, as provided in Section 6(d) of the Plan, and as record owner shall generally be entitled to all rights of a Stockholder with respect to the Restricted Stock; provided, however, that the Company will retain custody of all dividends and distributions, if any (“Retained Distributions”), made or declared on the Restricted Stock (and such Retained Distributions shall be subject to forfeiture and the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account.  As soon as practicable following each applicable vesting date any applicable Retained Distributions shall be delivered to the Holder.

•

Upon vesting of the Restricted Stock (or such other time that the Restricted Stock is taken into income), Holder will be required to satisfy applicable withholding tax obligations, if any, as provided in the Plan.

•	This Grant Notice does not confer upon the Holder any right to continue as an employee or service provider of the Company or its Affiliates.

•	This Grant Notice shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

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THE UNDERSIGNED HOLDER ACKNOWLEDGES RECEIPT OF THIS GRANT NOTICE AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK HEREUNDER, AGREES TO BE BOUND BY THE TERMS THIS GRANT NOTICE AND THE PLAN.

POLYPORE INTERNATIONAL, INC.		HOLDER

By:
	Signature	Signature

Title: